Exhibit 10.08C

CALIFORNIA COASTAL COMMUNITIES, INC. RETIREMENT PLAN

AMENDMENT OF THE PLAN FOR EGTRRA

A. PREAMBLE

        1. Adoption and effective date of amendment. This amendment of the plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001.

        2. Supersession of inconsistent provisions. This amendment shall supersede the provisions of the plan to the extent those provisions are inconsistent with the provisions of this amendment.

B. AMENDMENT TO ARTICLE VI. LIMITATIONS ON BENEFITS

        1. Effective date. As provided in Rev. Rul. 2001-51, effective as of the first day of the first limitation year for which the increased Section 415 limitations under EGTRRA are effective for the Plan (the "Effective Date"), the accrued benefit for any participant shall be determined by applying the terms of the Plan implementing the limitations of Section 415 as if the limitations of Section 415 continued to include the limitations of Section 415 as in effect on the day immediately prior to the Effective Date.

        2. Effect on participants. No benefits under this frozen Plan will be increased as a result of the EGTRRA increase in the limitations of section 415(b) of the Internal Revenue Code ("Code").

        3. For limitation years beginning after December 31, 2001, no multiemployer plan will be combined or aggregated with this Plan for purposes of applying the Code section 415(b)(1)(B) compensation limit to this Plan.

C. AMENDMENT TO SECTIONS 1.16 AND 1.17. INCREASE IN COMPENSATION LIMIT

        1. Effective date: Effective for plan years beginning on or after December 31, 2001.

        2. No increase in limit. The annual compensation of each participant shall not be increased due to EGTRRA, and no cost of living increases shall be in effect that would result in such an increase.

D. AMENDMENT TO ARTICLE IX. MODIFICATION OF TOP-HEAVY RULES

        1. Effective date. This section shall apply for purposes of determining whether the Plan is a top-heavy plan under section 416(g) of the Code for plan years beginning after December 31, 2001, and whether the plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This section amends Article IX of the Plan.

        2. Determination of top-heavy status.

        2.1 Key employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

        2.2 Determination of present values and amounts. This section 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

        2.2.1 Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

        2.2.2 Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

        3. Minimum benefits. For purposes of satisfying the minimum benefit requirements of section 416(c)(1) of the Code and the plan, in determining years of service with the employer, any service with the employer shall be disregarded to the extent that such service occurs during a plan year when the plan benefits (within the meaning of section 410(b) of the Code) no key employee or former key employee.

        4. Matching contributions. If the plan should need to satisfy a minimum benefit requirement, that requirement may be satisfied by benefits or contributions, including employer matching contributions, under another plan.

E. AMENDMENT TO SECTION 3.12. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

        1. Effective date. This section shall apply to distributions made after December 31, 2001.

        2. Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions in section 3.12 of the Plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

        3. Modification of definition of eligible rollover distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in section 3.12 of the plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be paid only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

F. AMENDMENT TO SECTION 3.12. ROLLOVERS FROM OTHER PLANS

        Notwithstanding anything to the contrary in the Plan document, the Plan will not accept participant rollover contributions or direct rollovers of distributions made after December 31, 2001, from any type of plan.

        IN WITNESS WHEREOF, this amendment has been executed December 19, 2001.

California Coastal Communities Inc.
By:	/s/ RAYMOND J. PACINI Raymond J. Pacini President and Chief Executive Officer